Exhibit 4(h)
                             AMENDMENT TO THE

                              JAMES RIVER II

                SALARIED EMPLOYEES RETIREMENT SAVINGS PLAN


     AMENDMENT, dated as of October 1, 1993, to the James River II Salaried Employees Retirement Savings Plan, by James River Corporation of Virginia ("James River").
     James River Paper Company maintains the James River II Salaried Employees Retirement Savings Plan, as amended and restated effective as of May 5, 1986, and as subsequently amended (the "Plan"). James River has the power to amend the Plan and now wishes to do so.
     NOW, THEREFORE, the Plan is amended as follows:
     I. Effective January 1, 1994, Section 8(d) is amended by amending subsection 8(d)(iii) and adding a new subsection 8(d)(iv), to read as follows:
        (iii) Each transfer between Available Funds shall be made, and the market value of the Participant's interest in any Available Fund shall be determined, as of the Valuation Date next following the receipt of Timely Notice by James River; provided, however, that (i) if shares of Stock are sold to provide cash needed for such transfer, James River, in its discretion, may instruct the Trustee to value such shares at the amount realized from the sale, and (ii) effective July 1, 1986, all transfers between Available Funds must be made as of the end of a calendar quarter. For purposes of this Section, no distinction shall be made among each Participant's Employee Accounts.

         (iv) Effective January 1, 1994, a Participant who has attained age 59-1/2 may elect to transfer 25%, 50%, 75% or 100% of the market value of such Participant's interest in any Available Fund (including any interest held in the Participant's Crown Stock Account) to any other Available Fund, subject to the restrictions in Section 8(d)(ii), by filing the prescribed form with James River. All transfers between Available Funds must be made as of the end of a calendar quarter.

    II. Effective January 1, 1994, Section 9B(b) is amended in its entirety to read as follows:
          (b) A Participant will be considered to have incurred financial hardship if he has immediate and heavy financial needs that cannot be fulfilled through other reasonably available financial resources of the Participant. Immediate and heavy financial needs shall mean needs resulting from:

               (i) Medical expenses described in Section 213(d) of the Code incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Section 152 of the Code) or necessary for these persons to obtain such medical care;

              (ii) Purchase (excluding mortgage payments) of a principal residence for the Participant;

             (iii) Payment of tuition and related educational fees (excluding room and board) for the next twelve months of post-secondary education for the Participant or his spouse, children or dependents;

              (iv)  The need to prevent the eviction of the
          Participant from his personal residence or foreclosure on the mortgage of the Participant's principal residence;

               (v)  Any additional needs approved by the Internal
          Revenue Service.

     The determination of hardship shall be made by James River in a uniform and nondiscriminatory manner in accordance with such standards as may be promulgated from time to time by the Internal Revenue Service. James River may rely on the Participant's representation that the financial need cannot be relieved:

              (vi) Through reimbursement or compensation by insurance or otherwise;

             (vii)  By reasonable liquidation of the
          Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; or

            (viii) By other distributions or non-taxable loans from plans maintained by a member of the Affiliated
          Group, or by borrowing from commercial sources on reasonable commercial terms.

     The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

   III. Effective as of January 1, 1989, the Plan is amended to correct the typographical error in Section 9B of the Plan.
Subsections (c) through (g) are redesignated subsections (d) through (h), and the second subsection (b) is redesignated subsection (c).
    IV. Effective as of January 1, 1989, Section 10(c)(ii) is amended to read as follows:
          (ii) Bear interest at the prevailing rate in the community for a loan of the type being made.

     V. Effective as of January 1, 1994, Section 20(33) is amended by adding a sentence to the end to read as follows:
          For Plan Years beginning on or after January 1, 1994, the amount of a Participant's Pay taken into account under this Section shall not exceed $150,000, or an adjusted amount determined pursuant to Code sections 401(a)(17) and 415(d).

    VI.   In all respects not amended, the Plan is hereby
ratified and confirmed.
                                 * * * * *
     WITNESS the following signature this 30th day of December, 1993.
                              JAMES RIVER CORPORATION OF VIRGINIA

                              By:/s/Daniel J. Girvan